Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered into as of April May 3, 2021, by and between Tattooed Chef, Inc., a Delaware corporation (the “Company”), and Stephanie Dieckmann (“Executive”), and is made with reference to the following facts:

A. Executive is currently employed by the Company under that certain Employment Agreement dated as of June 11, 2020 (the “Employment Agreement”) and serves as Chief Operating Officer of the Company thereunder.

B. On April 15, 2021, the board of directors of the Company appointed Executive to also serve as the Company’s Chief Financial Officer, in addition to her continued service as Chief Operating Officer of the Company.

C. The Company and Executive mutually desire to amend the Employment Agreement to reflect Executive’s additional role as Chief Financial Officer and to correspondingly increase Executive’s base salary effective as of April 16, 2021 (the “Effective Date”), on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements of the parties contained herein, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement.

2. Employment, Position and Duties. Section 2(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(c) During the Employment Period, the Executive shall serve as (i) the Chief Operating Officer of the Company and (ii) commencing on the Effective Date, Chief Financial Officer of the Company and shall have the powers, authorities and duties as determined by and directed by the Chief Executive Officer (the “CEO”).”

3. Base Salary. Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Effective as of the Effective Date and continuing through the Employment Period, the Executive’s base salary shall be $310,000.00 per annum (as adjusted up, but not down, from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). The Executive’s Base Salary will be subject to review annually by the Board to take effect on or about January 1 of each fiscal year during the Employment Period.”

4. Notices to the Company. The contact information under the heading “Notices to the Company” in Section 13 is hereby amended and restated in its entirety to read as follows:

Notices to the Company:

Tattooed Chef, Inc.

6305 Alondra Blvd.

Paramount, CA 90723

Attention: Chief Executive Officer

5. Reaffirmation of General Terms of Employment Agreement. Except (i) as otherwise specifically provided herein or (ii) to the extent superseded by or inconsistent with the this Amendment, the terms and conditions of the Employment Agreement are hereby reaffirmed by this Amendment and remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

TATTOOED CHEF, INC.,
a Delaware corporation

By:	/s/ Salvatore Galletti
Name:	Salvatore Galletti
Title:	Chief Executive Officer

EXECUTIVE

/s/ Stephanie Dieckmann
Stephanie Dieckmann

[Signature Page to Amendment to Employment Agreement]